Exhibit 99.1

FOR IMMEDIATE RELEASE

May 5, 2010

Citizens Bancshares Corporation Announces 2010 First Quarter Earnings

ATLANTA, May 5, 2010/PRNewswire-FirstCall/ — Citizens Bancshares Corporation (OTC Bulletin Board: CZBS) (the “Company”), the parent company of Citizens Trust Bank (“CTB”), today announced its 2010 first quarter income available to common shareholders of $532,000, or $0.25 per common share, for the three months ended March 31, 2010 compared to net income available to common shareholders of $257,000, or $0.12 per common share, for the same period last year.

Mr. James E. Young, President and Chief Executive Officer, commenting on the first quarter results noted, “We continue to be very focused on serving our target market of local businesses and professionals in Georgia and Alabama in a safe and profitable manner. We are excited about our success in the very important area of core deposits and we continue to seek new loan opportunities.  Currently, however, we find new loan demand to be relatively weak due to the continuing recessionary economic conditions.  We remain well positioned to assist our customers in achieving their financial goals.”

Other financial highlights:

•                  Total assets increased by $26 million to $414 million for the three month period.

•                  Interest-bearing deposits with other banks increased by $26 million during the first quarter of 2010 due to continued growth of our deposit base.

•                  Gross loans receivable decreased by $1.8 million to $202.5 million for the three month period ended March 31, 2010 compared to a $6 million decline in the previous quarter ended December 31, 2009.

•                  Partially offsetting the decline in net loans receivable the Company increased its investment securities portfolio by $3 million.

•                  The Company’s successful growth of deposits continued in the first quarter of 2010.  Total deposits grew by $26 million or 8% to $352 million at quarter end.

•                  Non-interest income increased $451,000 or 35% during the first quarter 2010 compared to the same period last year due to gains realized on the sale of investments and receipt of a U.S. Department of Treasury Bank Enterprise Award (BEA) for the Bank’s lending in low to moderate income communities.

•                  Non-interest expense in the first quarter of 2010 was relatively flat compared to the same quarter last year, increasing by a nominal $23,000.

	1st	1st
	Quarter	Quarter
(In thousands, expect per share data)	2010	2009	Change
Income Statement
Net income available to common shareholders	$532	$257	107.0%
Net income per diluted common share	0.25	0.12	108.3%
Total revenue	6,261	5,937	5.5%
Provision for loan losses	630	438	43.8%
Noninterest income	1,756	1,305	34.6%
Noninterest expense	4,245	4,222	0.5%

Balance Sheet
Average loans, gross	203,227	214,639	(5.3)%
Average deposits	342,762	282,614	21.3%

Capital
Total capital (to risk weighted assets)	17%	16%
Tier 1 capital (to risk weighted assets)	16%	14%
Tier 1 capital (to average assets)	10%	11%

The allowance for loan losses was $4.3 million at March 31, 2010 compared to $4.1 million at December 31, 2009. The Company considers its allowance for loan losses for the first quarter of 2010 to be adequate.

The Company’s capital position continues to remain strong at March 31, 2010 as both the Company and the Bank’s capital position exceed the well capitalized minimum levels currently required by regulation.

As a leader in the financial services industry, Citizens Trust Bank prides itself on offering a full range of quality products and services. Since its inception, the Bank has remained dedicated to the growth and development of communities through superior products and extraordinary service.  Citizens Trust Bank has financial centers throughout metropolitan Atlanta and Columbus, Georgia, and in Birmingham and Eutaw, Alabama. Through its parent company, Citizens Bancshares Corporation, its common stock is offered over-the-counter to the general public under the trading symbol CZBS and can be found on the web at www.CTBconnect.com.  Citizens Trust Bank — A relationship you can bank on.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected noninterest expenses, volatile credit and financial markets, potential deterioration in real estate values, regulatory changes and excessive loan losses, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:	SOURCE: Citizens Bancshares Corporation
Citizens Bancshares Corporation
Cynthia N. Day, Chief Operating Officer
(404) 575-8306